Exhibit 5.1

February 15, 2018

Warrior Met Coal, Inc.

16243 Highway 216

Brookwood, AL 35444 USA

Re:	Warrior Met Coal, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Warrior Met Coal, Inc., a Delaware corporation (the “Company”), formerly known as Warrior Met Coal, LLC, a Delaware limited liability company (“Warrior LLC”), in connection with a Registration Statement on Form S-8 of the Company (the “Registration Statement”), being filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to offering and resale of 754,039 shares (the “Reoffer Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”). In connection with a corporate conversion effected on April 12, 2017, the limited liability company units of Warrior LLC were converted into shares of Common Stock of the Company. In connection therewith, the Class C Units of Warrior LLC that had previously been issued pursuant to the terms of the Warrior Met Coal, LLC 2016 Equity Incentive Plan (the “Plan”) were converted into 805,083 shares of Common Stock (including the Reoffer Shares). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies, and that, upon sale and delivery, valid book-entry notations for the delivery of the Reoffer Shares in uncertificated form will have been duly made in the share register of the Company. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that the Reoffer Shares are duly authorized, validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

Warrior Met Coal, Inc.

February 15, 2018

B.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN, GUMP, STRAUSS, HAUER, & FELD LLP

AKIN, GUMP, STRAUSS, HAUER, & FELD LLP